Exhibit 99.1

Bion Announces Settlement of Fair Oaks Litigation

July 14, 2026. Billings, Montana. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced organic fertilizers produced from manure and other organic waste, announced it has reached an agreement to dismiss all outstanding litigation related to the construction of its Fair Oaks facility.

Bion has reached a settlement with Hamstra Builders, Inc., the General Contractor for the Fair Oaks demonstration and optimization facility that was completed in July 2023. The settlement, along with a separate agreement between Hamstra and Dilling Group, a subcontractor, results in the dismissal by both parties of all mechanics liens and litigation related to the construction of the Ammonia Recovery System at Fair Oaks. The first lien was filed in March 2024 and litigation commenced in April 2025; details have been disclosed in various SEC 8-K’s, 10-Q’s and -K’s, since that time.

Bion will issue Hamstra a convertible promissory note that will include a cash payment at the time of a future Bion financing and conversion of the balance into Bion common stock at the price of that financing (to be determined). Details of the note and agreement can be found in Bion’s 8-k, dated July 14, 2026.

Craig Scott said, “We are very happy to close this chapter with a good resolution for all concerned. The Fair Oaks litigation was among the largest challenges we inherited two years ago. It was critical we get it resolved – and get it resolved fairly – as we move forward on our path to commercialization.

Along with the Giveback and Settlement Agreements with Bion’s former principals and heirs, this largely completes the cleanup of our capital structure, removes the uncertainty of the litigation, and readies us for recapitalization and growth. We are grateful to the Hamstra team for recognizing that this gives both of us the best chance of success. We look forward to being able to welcome them as shareholders.”

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About Bion

Bion’s patented Ammonia Recovery System (ARS) produces advanced organic and low-carbon soluble nitrogen fertilizers from the volatile ammonia released when biogas is generated from animal manure and other organic waste, including food and food processing. Recovering this valuable resource, instead of allowing it to escape to the environment, prevents serious air and water pollution, produces clean water for reuse or discharge, and improves the economics of organic farming, biogas, and livestock production. Bion’s platform fills a critical gap in circular agriculture models and low-carbon and low-impact fuels and food production. https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words and phrases ‘chance’, ‘will’, ‘look forward (to)’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. Potential investors are urged to carefully review Bion’s SEC filings, including its Forms 10-K and 10-Q and the Risk Factors therein.

Contact Information:

Craig Scott, CEO

cscott@bionenviro.com

(406) 281-8178 (direct)